                                                                   EXHIBIT 10.5

                             PARTNERSHIP AGREEMENT

                                    between

                                 SUN BEF, INC.

                          ENTERPRISE PRODUCTS COMPANY

                                      and

                        LIQUID ENERGY FUELS CORPORATION

                               Dated May 1, 1992

                        INDEX TO PARTNERSHIP AGREEMENT
                        ------------------------------

Article                                                         Page
-------                                                         ----
1.  Certain Definitions .....................................     1

2.  Formation of the Partnership.............................     6

3.  Capital Contributions, Partnership Interests, Etc........     7

4.  Cash Calls and Distributions ............................    10

5.  Management of the Partnership............................    12

6.  Subcommittees............................................    20

7.  Responsibilities of Operator.............................    21

8.  Other Operations of the Facility.........................    26

9.  Financial Matters........................................    30

10. Transfers of Partnership Interests.......................    33

11. Default .................................................    35

12. Dissolution and Winding Up of the Partnership............    37

13. Alternative Dispute Resolution...........................    37

14. Secrecy .................................................    37

15. Indemnification..........................................    37

16. Miscellaneous............................................    38

                             PARTNERSHIP AGREEMENT

   THIS PARTNERSHIP AGREEMENT ("Agreement"), effective as of May 1, 1992 is made by and among Sun BEF, Inc., a Texas corporation ("Sun Partner") Enterprise Products Company, a Texas corporation ("Enterprise Partner" or "Enterprise"), and Liquid Energy Fuels Corporation, a Delaware corporation ("LEC Partner"). Sun Partner, Enterprise Partner and LEC Partner may be referred to herein collectively as "Partners" and individually as "Partner".

                                  WITNESSETH:

   WHEREAS, Sun Partner is a Subsidiary of Sun Company, Inc. (R&M), a Pennsylvania corporation ("Sun");

   WHEREAS, LEC Partner is a Subsidiary of Liquid Energy Corporation, a Delaware corporation ("LEC"); and

   WHEREAS, Sun, Enterprise and LEC (hereinafter referred to as "Parties" or individually as "Party") entered into a Venture Participation Agreement dated as of May 1, 1992 (the "Venture Participation Agreement") whereunder each agreed to jointly form a general partnership under Texas law, through their respective Partners, in accordance with the terms of this Agreement;

   NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent agreements hereinafter set forth, the Partners agree as follows:

                        ARTICLE 1. CERTAIN DEFINITIONS

   The following definitions shall apply in the interpretation of this Agreement unless otherwise provided:

    1.1 "Affiliate(s)" means, as, to the Partner specified, an entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Partner.

    1.2 "Construction Agreements" means, collectively, the agreements pertaining to the engineering and construction of the Facility, the content of which shall be approved in advance by all of the Partners, and entered into between the Partnership and such engineers and contractors as are selected by agreement of all the Partners.

    1.3 "Extended Services Agreement" means the agreement between the Partnership and Enterprise for the provision of certain utilities and other services for the benefit of the Facility, to be executed promptly hereafter, as the same may be amended from time to time as set forth therein.

    1.4 "Facilities Expenses" means, as to a given period, all expenditures, costs and expenses recorded on the books and records of the Partnership in accordance with this Agreement and generally accepted accounting principles other than those costs and expenses that are (i) capital expenditures, (ii) Feedstock Costs, (iii) Turnaround Costs, (iv) costs related to debt or (v) depreciation and amortization expense.

    1.5 "Facility" means the isobutane dehydrogenation and MTBE production facility, having a minimum annual design production capacity of 193,450,000 gallons of MTBE, which the Partnership shall cause to be engineered and constructed at the Site.

    1.6 "Facility Charge" means a monthly charge of 1.25% of (i) the historical cost of the gross fixed assets of the Facility, including all capital additions made as of the date of determination less (ii) accumulated depreciation.

    1.7 "Feedstock Costs" means, as to a given period, the total costs to the Partnership to acquire Isobutane and methanol consumed, lost in normal operations or otherwise used in the operations of the Facility for such period, including transportation and storage thereof. Feedstock Costs shall include such costs as are properly allocable under the LIFO inventory method for such feedstock from inventory that is consumed, lost in normal operations or otherwise used in operations for such period, but will not include the cost of feedstock purchased for inventory or lost in other than normal operations.

    1.8 "Financing" means the financing obtained for the benefit of the Partnership prior to Start-Up (including loans for working capital for the Partnership, construction loans, financing in the form of a lease or sale/leaseback) and any subsequent refinancing of such obligations.

    1.9 "Isobutane" means isobutane meeting the minimum specifications set forth in the Isobutane Supply Agreements, as the same may be amended from time to time as set forth therein.

    1.10 "Isobutane Supply Agreements" means, collectively, the isobutane supply agreement between each of the Parties and the Partnership, to be executed promptly hereafter, as the same may be amended from time to time as set forth therein.

    1.11 "License Agreements" means, collectively, the agreements between the Partnership and the entities selected by the agreement of all the Partners whereby such entities shall supply and license to the Partnership, on terms acceptable to the Partners, the isobutane dehydrogenation, MTBE and other mutually acceptable technologies necessary to operate the Facility.

    1.12 "Management Committee" means the Partnership's management committee, as described in Section 5.2 hereof, having the powers and responsibilities set forth in this Agreement.

    1.13 "Mechanical Completion" means that date, determined pursuant to the Construction Agreements, when the Facility is mechanically and structurally complete such that commissioning of the Facility may be commenced in a safe and orderly manner.

    1.14 "Month" shall mean a period of time commencing at 7:00 a.m., Houston, Texas time, on the first day of any calendar month and ending at 7:00 a.m., Houston, Texas time, on the first day of the next succeeding calendar month.

     1.15 "MTBE" means methyl tertiary butyl ether product meeting the minimum specifications set forth in the MTBE Off-Take Agreement, as the same may be amended from time to time as set forth therein.

    1.16 "MTBE Off-Take Agreement" means the agreement between Sun and the Partnership for the purchase and sale of MTBE, to be executed promptly hereafter, as the same may be amended from time to time as set forth therein.

    1.17 "Net Earnings" means the net amount of all revenues and expenses, gains and losses recorded during the period on the books of BEF in accordance with generally accepted accounting principles, consistently applied.

    1.18 "Operating Expenses" means, as to a given period, the sum of Facilities Expenses and Feedstock Costs.

    1.19 "Operating Loss" means that the Partnership experiences a negative Operating Margin (i.e., Operating Expenses exceeds Revenues) during a given period of at least one Month.

    1.20 "Operating Margin" means (i) Revenues minus (ii) Operating Expenses during a given period of at least one Month.

    1.21 "Operator" means the Operator designated in the Plant Operating Agreement.

    1.22 "Partnership" means the general partnership between the Partners created by and pursuant to Article 2 of this Agreement.

    1.23 "Partnership Interest" means the respective ownership interest of each of the Partners in the Partnership, as specified in Section 3.1 hereof, as the same may be adjusted hereafter, from time to time, by any Partner's assignment or transfer of its Partnership Interest as contemplated in Article 10 hereof.

    1.24 "Permanent Financing" shall mean the initial long-term financing of the Partnership.

    1.25 "Permanent Financing Year" shall mean each year during the period of Permanent Financing, beginning with the first day of the Month next following the date on which the term of Permanent Financing begins. If the term of Permanent Financing begins on the first day of a Month, then the first Permanent Financing Year shall begin on that date.

    1.26 "Plant Operating Agreement" means the agreement between Enterprise and the Partnership with respect to operation of the Facility to be executed promptly hereafter, as the same may be amended from time to time as set forth therein, or any successor agreement thereto.

    1.27 "Project Services Agreement" means the agreement between Enterprise and the Partnership with respect to the design, engineering and construction of the Facility, to be promptly executed hereafter, as the same may be amended from time to time as set forth therein, or any successor agreement thereto.

    1.28 "Refinery Grade Propylene Off-Take Agreement" means the agreement between Enterprise and the Partnership with respect to the purchase and sale of the refinery grade propylene which is produced as a by-product at the Facility, to be promptly executed hereafter, as the same may be amended from time to time as set forth therein, or any successor agreement thereto.

    1.29 "Revenues" means income to the Partnership from sales of all products (i.e., MTBE), by-products and services.

    l.30 "Site" means that certain real, property located in Mont Belvieu, Texas and owned by Enterprise, as more particularly described in Exhibit "A" to the Venture Participation Agreement.

    1.31 "Start-Up" means the last day of the Month in which Facility production, over a consecutive thirty (30) day period, first equals or exceeds an average of 424,000 gallons of MTBE per day. In no event, however, shall Start-Up be later than the first day of the Month following the date that is four (4) months after Mechanical Completion.

    1.32 "Subsidiary" means, as to the Partners specified, an entity that directly, or indirectly through one or more intermediaries, is wholly owned by such Partner or such Partner's Party or its successor or permitted assign.

    1.33 "Surplus Margin" means the amounts to be computed for disproportionate sharing in accordance with the methodology described in Exhibit "A" attached hereto and made a part hereof.

    1.34 "Turnaround Costs" means, as to a given period, all expenditures, costs and expenses incurred (net of accrual reversals) or accrued in conjunction with the periodic planned shutdown of the Facility for a change out of catalyst and other maintenance performed at the time of such change out of catalyst. The timing of such turnarounds shall be determined by the Management Committee and expected to occur once every two to four years.

                    ARTICLE 2. FORMATION OF THE PARTNERSHIP

    2.1 Formation, The Partners hereby form a general partnership under the Texas Uniform Partnership Act, Vernon's Ann. Civ. St. Art.6132b, for the purposes set forth in

Section 2.3. Each Partner shall use its best efforts to do ail acts and things necessary to perfect and to continue the maintenance of the Partnership as a general partnership under Texas law.

   2.2 Name. The Partnership shall be carried on under the name of Belvieu Environmental Fuels ("BEF").

   2.3 Purposes. The Partnership has been formed for the purpose of constructing, operating and owning or leasing an isobutane dehydrogenation and MTBE production facility for the production of MTBE. The Partnership may engage in any and all other activities as may be necessary, incidental or convenient to carry out the business of the Partnership as contemplated by this Agreement and the Venture Participation Agreement.

   2.4 Principal Office and Place of Business. The principal office and place of business of the Partnership shall be located at Mont Belvieu, Texas or such other location as shall be agreed upon by all of the Partners from time to time.

   2.5 Term. The Partnership shall continue in effect from the date hereof until the fiftieth anniversary hereafter, unless sooner terminated as herein provided or pursuant to law.

         ARTICLE 3. CAPITAL CONTRIBUTIONS, PARTNERSHIP INTEREST, ETC.

   3.1 Initial Capital Contributions. Following execution of this Agreement and at such time or times as the Management Committee deems appropriate, the Partners shall contribute to the capital of the Partnership, in cash, sufficient funds to finance the necessary engineering work preceding construction of the Facility, not to exceed a total of $8 million dollars in the aggregate. Such initial capital contribution shall be made by each of the Partners in proportion to its respective Partnership Interest set forth opposite its name below:

                Partner               Partnership Interest
                -------               --------------------
                Sun Partner                  33 1/3%
                Enterprise Partner           33 1/3%
                LEC Partner                  33 1/3%

   3.2 Additional Capital Contributions. Additional capital contributions for the financing of subsequent capital expenditures shall be undertaken as directed by the Management Committee in accordance with Section 5.4 hereof. If a cash call is made by the Management Committee pursuant to Section 4.3, each Partner shall contribute, as an additional capital contribution, such portion of the capital call as is proportional to its Partnership Interest.

   3.3 Borrowings. The Partnership may, if directed by the Management Committee in accordance with Section 5.4(c)(1), borrow the funds necessary to enable the Partnership to commence business and to continue in operation and to meet its obligations. The Partnership may also, if directed by the Management Committee in accordance with Section 5.46(j), create liens against the Partnership property.

   3.4 General. It is the intention of the Partners that the Permanent Financing of the Partnership be equal to 80% of all costs and expenses incurred by the Partnership through the Start-Up date and that the Permanent Financing would contain provisions to be amortized on a mortgage-style (equal payments including principal and interest) basis over sixty (60) months. Such level of financing and amortization is related to the decisions of the Partners in regards to the sharing revenues described herein. The Partners agree to use their best efforts to secure financing equal to such 80% level and sixty (60) month amortization.

   3.5 Short-Term Funding. The Partners may cause a revolving credit line to be made available to the Partnership to fund temporary cash needs of the Partnership (the "Working Capital Line"). As to be determined by the Partners from time to time, the

Working Capital Line may be provided by (i) the Partners in proportion to each Partner's Partnership Interest, (ii) third party lenders or (iii) a combination of (i) and (ii) above. Draws on and repayments of the Working Capital Line shall be determined from time to time by the Management Committee.

   3.6 Major Capital Additions. The decisions of the Partners in regards to the sharing of revenues described herein is directly related to a specified relationship of debt to capital assets and the expectation that the majority of capital expenditures after the initial year of operations will be maintenance in nature. However, it is also understood that opportunities could arise for discretionary capital expenditures which are major in nature and would have a material affect on the expected future cash flows of the Partnership. In the event that any discretionary capital additions are designated by unanimous vote of the Management Committee as Major Capital Additions, the Partners agree to negotiate in good faith any changes that might result in the sharing ratios or other provisions of this Agreement.

   3.7 Partners' Allocation. For accounting and Federal Income Tax purposes, Net Earnings, tax deductions and credits will be allocated to each Partner in proportion to its Partnership Interest; provided, any amounts determined to be Surplus Margin shall be allocated to each partner in proportion to its respective Surplus Margin Interest (hereinafter referred to as "Surplus Margin Interest") set forth opposite its name below:

                Partner                     Surplus Margin Interest
                -------                     -----------------------

                Sun Partner                         55 1/2%

                Enterprise Partner                  22 1/4%

                LEC Partner                         22 1/4%

   3.8 Distributions. Except as provided in Section 4.2, no Partner shall be entitled to withdraw any part of its capital in the Partnership or to receive any distribution from the Partnership except as part of a liquidating distribution as provided in Section 12.2 of this

Agreement. No Partner shall have the right to receive any property other than cash in liquidation of its interest, unless otherwise unanimously approved by the Management Committee.

   3.9 Capital Accounts. An individual capital account shall be maintained for each Partner. The capital account of each Partner shall consist of (a) the sum of (i) its initial capital contribution(s), plus (ii) any additional capital contributions made by it, plus (iii) its share of Partnership profits minus (b) the sum of (i) distributions to it and (ii) its share of Partnership losses, all in accordance with the terms of this Agreement.

   3.10 Negative Capital Accounts. If, at the time of winding up the Partnership pursuant to Section 12.2, any Partner's capital account has a negative balance for any reason, such Partner shall restore its capital account to a zero balance.

                    ARTICLE 4. CASH CALLS AND DISTRIBUTIONS

   4.1 Net Cash Flow or Deficit. At the end of each calendar quarter the Partnership's net cash flow ("Net Cash Flow") or net cash deficit ("Net Cash Deficit") for such quarter shall be determined in the following manner:

          (a) Net Earnings, before depreciation and amortization, non-cash write-offs, and gains and losses on the sale of assets; plus

          (b) proceeds from the sale of assets; plus

          (c) all other cash receipts not included in (a) and (b) above from whatever source (including the proceeds of financing or refinancing, but excluding receipts of cash calls); minus

          (d) capital expenditures incurred in accordance with this Agreement; minus

         (e) such quarter's proportionate share of principal payments made or scheduled to be made on debt; minus

         (f) such reserves for future debt service as may be required by the Partnership debt agreements or as the Management Committee may from time to time deem necessary; minus

         (g) such additional amounts as the Management Committee may determine from time to time to be necessary or desirable for working capital and/or short term reserves.

   4.2 Cash Distributions, Within forty-five (45) days after the end of each calendar quarter, or as otherwise directed by the Management Committee, any Net Cash Flow for such quarter, except for amounts equal to such quarter's Surplus Margin, shall be distributed to the Partners in proportion to their Partnership Interest. Amounts allocated to Surplus Margin for such quarter shall be distributed to the Partners in proportion to their Surplus Margin Interest. In the event that Surplus Margin for any quarter is less than zero, such negative Surplus Margin will reduce the Surplus Margin otherwise distributable for such Permanent Financing Year. No cash distributions will be made to the Partners prior to the period of the Permanent Financing.

   4.3 Cash Calls. Unless otherwise agreed by all Partners, each Partner shall be invoiced for its proportionate share (determined in accordance with its Partnership Interest) of:

         (a) the amount of any Net Cash Deficit determined for any period in accordance with Section 4.1 above, and/or

         (b) an amount determined by the Management Committee pursuant to
Section 5.4 hereof as necessary or desirable for major capital projects or other Partnership needs.

Each Partner shall pay to the Partnership its said proportionate share of such cash calls properly invoiced within fifteen (15) days of such invoice date or as otherwise agreed in writing by all the Partners. Any Partner which fails to pay its share of such cash call on time shall be additionally obligated hereunder to pay interest thereon at a rate equal to two (2) percentage points over the prevailing prime rate of Chemical Bank in New York, New York, but not to exceed the maximum annual rate allowable at law.

                   ARTICLE 5. MANAGEMENT OF THE PARTNERSHIP

   5.1 Compliance with Venture Participation Agreement, The Partners each agree to conduct the business and affairs of the Partnership in compliance with the Venture Participation Agreement. In connection therewith, the Partners shall cause the Partnership to execute the following documents when and as required by
Section 2.3 of the Venture Participation Agreement: the Plant Operating Agreement, the Isobutane Supply Agreements, the MTBE Off-Take Agreement, the Refinery Grade Propylene Off-Take Agreement, the Extended Services Agreement, the Project Services Agreement, the Construction Agreements, and the License Agreements.

   5.2 Management Committee Appointment, (a) Subject to the preceding Section 5.1, the business and affairs of the Partnership shall be managed by or under the direction of a management committee in accordance with this Agreement. Such committee shall consist of three (3) members or such lesser number of members as may be entitled to serve as a result of the suspension of a Partner's membership rights pursuant to Section 11.3 hereof (the "Management Committee"). Subject to
Section 11.3 hereof, for each thirty-three and one-third percent (33 1/3%) interest it owns in the Partnership, a Partner shall be entitled to appoint one
(1) such member. Accordingly, based upon each Partner's initial Partnership Interest described in Section 3.1, one (1) of said members shall be an appointee of Sun Partner, one (1) member shall be an appointee of Enterprise Partner, and one (1) member shall be an appointee of LEC Partner. A vacancy in membership on the Management Committee shall be filled by an appointee of the Partner that appointed the departed member.

    5.3 Alternate Members. Each Partner may designate one (1) or more persons to serve as an alternate for its respective appointed member(s) on the Management Committee. The alternate member may act only in the absence of the member for whom he is serving as an alternate and only as instructed by such absent member. The alternate member shall be entitled to attend, vote and exercise all the powers and rights of the absent member at meetings of the Management Committee.

   5.4 Principal Responsibilities of the Management Committee. The principal responsibilities of the Management Committee include, but are not limited to, the following:

          (a) By unanimous approval, purchase the Site or select an alternative site and approve the construction of the Facility in accordance with the applicable Construction Agreements and any material changes thereto or cessation thereof.

          (b) Review and approve major goals and policies after full consideration of the recommendations of the Operator, including:

             (1)  Review annually and approve the Partnership's long-range plan;

             (2) Review annually and approve the Partnership's short-term forecast for the succeeding two fiscal years;

             (3) Review the Partnership's performance as it relates to the long-range plan and the annual forecast;

             (4) By unanimous approval, review and approve any significant changes in basic structure or direction of the Partnership's business, such as getting into a new line of business (i.e., unrelated to the dehydrogenation of isobutane or production of MTBE) or getting out of an existing line of business. Nothing contained herein requires any Partner to first offer any business opportunity, whether the same as the business of the

Partnership or unrelated thereto, to the Partnership or the other Partners before taking such opportunity for itself,

             (5) By unanimous approval, review and approve any significant changes, such as the formation or acquisition of any company, the acquisition or divestiture of any business, through purchase or sale of assets, shares or otherwise;

         (c) With respect to the Partnership's financial condition:

             (1) by unanimous approval, authorize the incurrance, terms and changes to the terms of any short-term or long-term borrowing by the Partnership;

             (2) by unanimous approval, authorize the issuance by the Partnership of any guarantee to banks, suppliers, etc.;

             (3) (A) Subject to the special requirements of subsections
(c)(3)(B) and (c)(3)(C) below, review and approve for the Partnership the annual operating and capital expenditures budgets, any increase in any such budget, and any individual operating or capital expenditure (other than those which the Operator makes in accordance with the express authority granted it under the Plant Operating Agreement) that is not specifically identified in the approved annual operating or capital expenditures budget,

                 (B) The following items covered by subsection (c)(3)(A) above shall require unanimous approval:

         (i) any individual capital expenditure or operating expense project of more than $50,000 to be expended at a time at which the Partnership is incurring or reasonably expects to incur within any of the following three (3) Months, Operating Losses, regardless of whether contained within a previously approved annual budget, unless such expenditure or project is to be paid by one or more of the Partners at their sole expense pursuant to Section 8.6(c);

          (ii) at the time of approval of the relevant annual budget and, if such approval occurs more than three (3) months prior to the time of initial expenditure therefor, again at such time of initial expenditure, with respect to any individual capital expenditure or operating expense project of more than $2,000,000: and

          (iii) at the time of expenditure with respect to any individual capital expenditure which, when made, will have the effect, when considered with both previously made and unexpended approved capital expenditures, of increasing the total capital expenditures for any fiscal year to an amount exceeding $3,000,000;

               (C) Notwithstanding anything to the contrary contained hereinabove, any such expenditure referenced in subsections (c)(3)(B)(i), (ii) or (iii) above which is deemed by a majority of the members of the Management Committee to be in the nature of a necessary measure to satisfy the requirements of any environmental or other law, rule, regulation or order of any Federal, State or local authority applicable to the Facility and/or the Site, shall not require unanimous approval of the members of the Management Committee.

          (d) select, annually, a nationally recognized accounting firm to act as the Partnership's outside auditors and review their performance.

          (e) Approve the disposition of any capital asset of the Partnership if such disposition is not covered by a budget approved pursuant to subsection (c) above; provided that the disposition of any capital asset valued at more than $100,000 shall require unanimous approval.

          (f) Approve the entering into, amendment, extension, early termination, or other modification of all contracts with third parties, including leases, involving the Partnership (other than those which the Operator enters into, amends, extends or otherwise modifies in accordance with the express authority granted it under the Plant Operating Agreement); provided that such approval shall only be by unanimous consent with respect to the following: (1) entering into the Construction Agreements, the License Agreements or any other contracts (excluding other agreements for the licensing of technology) that cannot be fully performed within five (5) years following commencement, unless the Partnership may terminate without penalty all of its obligations thereunder at some time within such five (5) year period; and (2) entering into contracts under which the total payments due from the Partnership will exceed $2,000,000.

          (g) By unanimous approval, approve the entering into, amendment, extension, early termination, or other modification of all contracts between the Partnership and any Partner or any Affiliate of a Partner; provided that the early termination of the Plant Operating Agreement, Project Services Agreement and the Extended Services Agreement shall only require the affirmative vote of a quorum of the Management Committee as required by Section 5.5 hereof.

          (h) At the request of one or more Partners, cause the Partnership to conduct an audit of the records of any Partner or any Affiliate of a Partner which is a party to a contract with the Partnership, but only to the extent the Partnership has a right to conduct such an audit pursuant to the terms of such contract. If the conduct of such audit is approved by the affirmative vote of at least two (2) members of the Management Committee, the cost thereof shall be borne by the Partnership. If fewer than two (2) members of the Management Committee vote to conduct such audit, it shall be conducted by the Partnership but the cost thereof shall be borne solely by the requesting Partner(s).

          (i) Approve initiation or settlement of any litigation involving claims or settlements involving the Partnership; provided that unanimous approval shall be required for any settlement involving payment(s) greater than $25,000.

          (j) By unanimous approval, authorize the placing of any liens or other encumbrances upon property of the Partnership.

          (k) By unanimous approval, authorize any amendment to or repeal of this Agreement.

          (1) By unanimous approval, make the decision concerning insurance that is referenced in Section 8.4(b).

    5.5 Quorum and Requisite Vote, A quorum at all meetings of the Management Committee shall consist of two (2) members of the Management Committee present in person or by proxy. Except for those items in Section 5.4 expressly requiring the unanimous approval of all members, the affirmative vote of two (2) members of the Management Committee shall be necessary for the passage of any resolution or for any other action by the Management Committee (except adjournment of a meeting where less than a quorum is present). As to those items for which the unanimous approval of all members is expressly required for passage, the affirmative vote of all three (3) members of the Management Committee shall be required; provided that, in the event all three (3) members are not present, in person or by proxy, at the meeting at which such item or items are first presented for consideration, consideration of such item or items shall be postponed until a subsequent special meeting convened for such purpose and, in the event only two (2) members attend such special meeting, in person or by proxy, the unanimous approval of such two (2) members shall be sufficient for the passage of such item or items.

    5.6 Regular Meetings. The regular meetings of the Management Committee shall be held at the principal office of the Partnership or at such other location as determined by the Management Committee from time to time. Such regular meetings shall be held no less frequently than on a quarterly basis, on such date and at such time as the Chairman shall designate by notice sent pursuant to Section 5.8 below.

    5.7 Special Meetings. In addition to the regular meetings described above, special meetings may be held from time to time at the then-current meeting place of the Management Committee as deemed appropriate by any member of the Management

Committee. Such member shall submit notice of any such meeting as required by
Section 5.8 below.

   5.8 Notice of Meetings. At least fifteen (15) days prior written notice of any meeting shall be given by the Chairman, if a regular meeting, or by the member calling such meeting if a special meeting. Such notice shall be given to each remaining member by hand, telex. telefax or overnight courier service, shall specify the date, hour, and place of the meeting, and shall state the purpose or purposes for which the meeting is called. Notwithstanding the foregoing, notice shall not be necessary for any meeting at which all of the members are in attendance. Further, the written waiver of notice for such meeting by any member, whether provided before or after the time stated herein for the giving of such notice, shall be deemed equivalent to notice as required herein.

   5.9 Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Management Committee may be taken without a meeting and without the notice specified in Section 5.8 above if at least three (3) days prior notice is given to all members and the members necessary to take such action at a meeting of the Management Committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Management Committee.

    5.10 Participation in Meetings by Telephone Permitted. Members of the Management Committee may participate in a meeting of the Management Committee by means of conference telephone or similar communications equipment so long as all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section shall constitute presence in person at such meeting.

   5.11 Organization. The Chairman of the Management Committee (the "Chairman") shall be designated by majority vote of the members of the Management Committee at an election to be held no less often than once every two (2) years. The Chairman shall preside over meetings of the Management Committee and shall have and may exercise such powers as may, from time to time, be assigned by the Management Committee, including, without limitation, the execution on behalf of the Partnership of contracts authorized by the Management Committee. In the absence of the Chairman and his alternate, the remaining members shall elect a member in attendance to serve as chairman for that meeting. The Secretary of the Management Committee ("Secretary") shall be appointed by majority vote of the members of the Management Committee. The Secretary, or in the absence of the Secretary, his alternate, shall act as secretary of the meeting and maintain the minutes of the meeting, but in the absence of the Secretary and his alternate, the Chairman of the meeting may appoint any member in attendance to act as secretary of the meeting.

   5.12 Forecast of Operating Margin. In connection with its ongoing review of the operations of the Facility, the Management Committee shall, on a monthly basis, prepare a forecast of the next succeeding Month's estimated Operating Margin. Such forecast shall be prepared and delivered to each Partner as late as practicable each Month, but in no event later than the 20th day of the Month immediately preceding the Month being forecast.

   5.13 Compensation, Unless otherwise determined by the Management Committee, no member of the Management Committee or any subcommittees thereof shall be entitled to be paid by the Partnership for services rendered or expenses incurred in connection with the operations of the Management Committee or such subcommittees, as the case may be.

   5.14 Indemnification of Members. (a) The Partnership shall, and is hereby obligated to, indemnify each member of the Management Committee (the "Indemnitee(s)"), to the full extent then permitted by applicable law, against all costs, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, in each and every situation where the Partnership is obligated or permitted to make such indemnification under such law, but excluding situations where the gross negligence or intentional misconduct of the Indemnitee is the cause of such liability, costs, etc. This indemnification obligation shall continue as to persons who have ceased to be members of the Management Committee and shall inure to the benefit of the heirs and personal representatives of any such person.

         (b) Expenses incurred in defending any proceeding against any member of the Management Committee may be advanced by the Partnership before the final disposition of the proceeding on receipt of such security as the Management Committee may deem appropriate and an undertaking by or on behalf of the Indemnitee to repay the amount of the advance if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified as authorized by Section 5.14(a).

         (c) The Management Committee may require the Partnership to purchase and maintain insurance on behalf of any Indemnitee against any liability that may be asserted against or incurred by the Indemnitee in his capacity as a member of the Management Committee.

                           ARTICLE 6. SUBCOMMITTEES

    6.1 Technical Subcommittee. Promptly following formation of the Partnership, the Management Committee shall designate a Technical Subcommittee, the responsibilities of which shall be to direct the engineering and construction of the Facility, and to report, on a regular basis, to the Management Committee concerning said responsibilities.

    6.2 Finance Subcommittee. Promptly following formation of the Partnership, the Management Committee also shall designate a Finance Subcommittee, the responsibilities of which shall be to provide financial advice and support, as directed by the Management Committee from time to time, and to report on a regular basis to the Management Committee concerning said responsibilities.

   6.3 Other Subcommittees. The Management Committee may, by resolution, designate one or more other subcommittees as it deems necessary from time to time.

    6.4 Subcommittee Rules. Each subcommittee designated hereunder shall be comprised of three (3) members. Each member of the Management Committee shall have the right to appoint one of said subcommittee members. The Management Committee may designate one or more alternate members of any subcommittee, who may replace any absent or disqualified member at any meeting of the subcommittee. Unless the Management Committee otherwise provides, each subcommittee designated by the Management Committee may adopt, amend and repeal rules for the conduct of its business and shall conduct its business in the same manner as the Management Committee conducts its business pursuant to this Agreement. Any such subcommittee shall have and may exercise such powers and authority as are delegated to it by resolution of the Management Committee.

                    ARTICLE 7. RESPONSIBILITIES OF OPERATOR

    7.1 Plant Manager. Promptly following execution of the Plant Operating Agreement, the Operator shall nominate, for approval by the Management Committee, a qualified employee of Operator to serve as the Facility's plant manager, with primary responsibility for Operator's performance of the Plant Operating Agreement (the "Plant Manager"). The Management Committee shall retain the right to require Operator to remove and replace the Plant Manager if and at such times as the Management Committee believes such action to be in the best interest of the Partnership.

    7.2 Duties and Authorities, The Operator shall direct the business and administrative affairs of the Facility in accordance with the duties and authorities expressly provided herein and in the Plant Operating Agreement. The primary focus of the Operator shall be to assure that the Facility is operated on a safe and profitable basis for the benefit of the Partnership as a whole, and that issues affecting individual interests of any of the Partners are resolved in an equitable and unbiased fashion. The Operator shall report directly to the Management Committee.

                  ARTICLE 8. OTHER OPERATIONS OF THE FACILITY

   8.1 Completion of the Facility. Following acquisition of the Site and upon approval of the Management Committee, the Partnership shall cause the Facility to be engineered and constructed on the Site. The Facility shall consist of an isobutane dehydrogenation unit and facilities and fixtures designed to produce MTBE. In connection therewith, the Partnership shall construct such facilities and fixtures as are necessary for the handling and delivery of isobutane from existing pipelines and storage facilities made available at Mont Belvieu, Texas, including all attendant connecting pipelines, pumps, meters and other ancillary equipment and facilities necessary for such handling and delivery.

   8.2 Repair and Maintenance. The Partnership shall, at its own cost and expense, cause the Facility to be maintained and kept in good repair and operating condition, making from time to time any and all repairs thereto and renewals and replacements thereof as are necessary for the operation of the Facility for the uses herein contemplated and as are appropriate for facilities of similar construction and class including such repairs required for compliance with governmental regulations. The Partnership shall use ail reasonable precautions to prevent waste, damage or injury to the Facility. This obligation of the Partnership with respect to repairs and maintenance is intended and understood to cover and include the entire Facility and each part and portion thereof (including all structures, fixtures, machinery, equipment and related property which at any time shall be erected or installed thereon or therein), both inside and outside, structural or non-structural extraordinary or ordinary, and whether the same be determined to be in the nature of real property, personal property or mixed.

   8.3 Utilities, The Partnership shall, at its own cost and expense, undertake to obtain all services for the Facility, including gas, heat, electric current and water supply, to the extent not already provided for by the Plant Operating Agreement or the Extended Services Agreement.

   8.4 Insurance. During the term of this Agreement, each Partner or the Partnership shall either self insure its own interest or carry and maintain in full force, with reputable insurers, all at its or their own cost and expense, the following insurance coverages with reasonable limits as determined by the Management Committee:

       (a) Property and Business Interruption Coverage

          (1) All risk physical damage coverage on all real and personal property of every kind, nature and description, excluding land, foundations, and underground piping, that constitutes the Facility and the storage and loading facilities. Such all risk policy shall include, but not be limited to, coverage for losses arising from the perils of fire, flood, earthquake, windstorm, hurricane, hail, vandalism and malicious mischief. Values on policy shall be on a replacement cost basis.

          (2) All risk business interruption coverage against loss of earnings resulting directly from interruption of business caused by damage to or destruction of real or personal property located at the Facility. Such all risk policy shall include coverage for same perils as provided in (1) above. Values for business interruption would be determined as the sum of:

     Total net sales value of production and other earnings derived from operations less cost of raw stock from which production is derived and materials and supplies consumed directly in the conversion of raw stock into finished stock.

          (3) All risk coverage on products and inventory of products stored at the Facility at the risk of the Partnership. Such all risk coverage shall include coverage for the same perils as included in (1) and (2) above.

          (4) Boiler and Machinery insurance providing coverage against accidental breakdown of objects including boilers, fired or unfired vessels, refrigerator systems, piping with accessory equipment and other objects as insured under a comprehensive policy.

          (5) Use and Occupancy coverage providing loss of income coverage resulting from accidental breakdown of objects as detailed in (4) above.

          (6) All Risk Builder's Risk coverage during construction on all improvements made to the Facility during the term of this Agreement.

          (7) Loss Adjustment Endorsement shall be included on property damage and boiler and machinery insurance policies.

          (8) Excess Lability coverage providing limits of liability in excess of primary limits of liability coverage maintained by Operator with limits of coverage acceptable to the Management Committee. Such coverage may be included with the property program under a package policy which provides coverage on a "combined single limit basis".

          (9) Such other insurance as may be approved by the Management Committee including coverage which may be dictated under any facility financing agreement.

          (10) Management Committee will determine appropriate deductibles.

          (b) The decision as to whether such insurance described in (a) above shall be carried by each Partner or by the Partnership shall be made by the Management Committee.

          (c) The Partnership will outline in the Plant Operating Agreement the insurance policies required to be maintained by Operator. Such insurance shall include, but not be limited to, Workers' Compensation and General Lability coverage with appropriate limitations of liability and waivers of subrogation.

   8.5 Inventory Policy. The Management Committee shall determine an inventory policy concerning operation of the Facility, which policy shall pertain to, among other things, isobutane, methanol and MTBE.

   8.6 Facility Shutdown. At any time after three (3) months following Start-Up, unless otherwise unanimously agreed by the Management Committee, in the event the Partnership incurs an Operating Loss in connection with operation of the Facility during any Month. operation of the Facility will be halted following such period, upon the written request of any Partner, unless or until any of the following occurs:

          (a) the Management Committee determines that operation of the Facility can generate a positive Operating Margin. Such determination by the Management Committee shall be unanimous; provided, however, in the event that the Facility would have generated a positive Operating Margin for the previous Month had it been in operation for such Month, such determination by the Management Committee shall only require a majority vote;

          (b) the Management Committee unanimously approves operation of the Facility without determining that it can generate a positive Operating Margin; or

          (c) one (1) or more of the Partners (the "Funding Partner(s)") is willing to pay to the Partnership a sum equal to the amount necessary for the Facility to operate on a break-even basis (i.e., Operating Margin equals zero) plus the Facility Charge. In this regard, the Funding Partner(s) shall notify Operator, in writing (with copies to the other Partners), of its or their desire to have the Facility continue to operate during the next Month. Such notice should be received by Operator no later than three (3) business days prior to the date that operation of the Facility would otherwise be halted in accordance with this Section 8.6 and should include payment of the estimated sum (based on the Management Committee's forecast of Operating Margin for the next Month), if any, required by this subsection (c) in order to continue operation of the Facility for such Month. The estimated sum will be adjusted to the actual sum, if different, by a credit or charge to the Funding Partner(s) within thirty (30) days following the Month for which the estimated sum was paid. So long as monthly notice and payments are made by the Funding Partner(s) in accordance with this subsection (c), operation of the Facility in this manner shall continue until said Funding Partner(s) notify the Partnership, upon no less than seven (7) days prior notice, that it or they are unwilling to continue paying such sum or until either of the conditions described in subsections (a) or (b) above occurs.

    8.7 Involvement of Partners. Each of the Partners shall have the right to assign a representative or representatives to participate with the Operator in any of the following aspects of operation of the Facility: accounting, tax planning, engineering, or technology; provided that such representatives shall have no authority on behalf of the Partnership and shall not interfere with the Operator's performance of its duties under the Plant Operating Agreement.

                         ARTICLE 9. FINANCIAL MATTERS

    9.1 Bank Accounts. As directed by the Management Committee, the Operator shall cause one or more interest-bearing bank accounts to be opened in the name of BEF and shall deposit therein all funds available to the Partnership. Monthly statements with regard to such accounts shall be retained with the records of the Partnership as specified in Section 9.2. The funds in these accounts shall remain independent and not be commingled with the funds of Operator or any of the Partners until proper distribution is made.

    9.2 Books and Records. The financial books and records of the Partnership shall be kept and maintained by the Operator at the principal office of the Partnership in accordance with generally accepted accounting principles consistently applied, and each Partner, or its designee, shall have access to such records and shall be entitled to examine or copy them at its sole expense, from time to time, during ordinary business hours. The financial books and records of the Partnership for a fiscal year shall be retained by the Operator for the minimum period necessary to comply with (a) the Federal record retention requirements of Internal Revenue Code 26 U.S.C.A. (S)6001 and the regulations thereunder, or any successor requirements thereof, and (b) any applicable state and local record retention requirements.

   9.3 Fiscal Year. The fiscal year of the Partnership shall end on December 31.

   9.4 Financial Statements. (a) Unless otherwise determined by the Management Committee, the Operator shall prepare or cause to be prepared the monthly and annual financial statements as specified in (b) below. Such statements shall be prepared in accordance with generally accepted accounting principles consistently applied. The Partnership shall submit copies of such statements to each of the Partners as soon as practicable (but not later than thirty (30) days in the case of monthly financial statements) after the end of each Month or fiscal year, as the case may be. However, if in any one Month the Partnership experiences an Operating Loss, the statement of Operating Margin for the next succeeding Month shall be submitted to each of the Partners no later than twenty
(20) days after the end of such succeeding Month. The annual financial statements shall be audited annually by the Partnership's independent certified public accountant, which shall be required to submit copies of its report to each Partner within thirty (30) days after completion thereof (but not later than one hundred twenty (120) days following the close of the relevant year). The Partnership shall also furnish such other financial and support information to each Partner in such detail and with such frequency as such Partner may reasonably require.

         (b) Monthly financial statements required by this Section shall consist of monthly and year to date financial and operating statements, including but not limited to, a balance sheet and statements of income, Operating Margin, cash flow, product inventory, changes in the Partners' capital account, and each Partner's share of the Partnership's profits and losses. Annual financial statements required by this Section shall consist of a balance sheet, statement of profits and losses, statement of the Partners' capital accounts and changes therein for such year, statement of cash flow and a statement reflecting each Partner's share of the Partnership's profits and losses.

   9.5 Tax Matters. (a) The Partners agree that the Partnership shall be treated as a partnership for purposes of Federal, state and local income tax and other taxes, and further agree not to take any position or make any election, in a tax return or otherwise, inconsistent therewith.

          (b) The Management Committee shall approve and cause (1) all required Federal, state and local partnership income, franchise, property and other tax returns, including information returns, to be filed timely with the appropriate office of the Internal Revenue Service or any other taxing authority having jurisdiction; (2) a draft of the Partnership's Federal income tax return to be prepared and submitted to each Partner not later than thirty (30) days prior to filing; and (3) a copy of the Federal income tax return of the Partnership to be submitted to each Partner within ten (10) days of such filing.

          (c) For income tax return purposes, the Partnership shall elect (1) to use the maximum allowable accelerated tax method and the shortest permissible tax life for depreciation purposes, (2) to use the accrual method of accounting,
(3) to report income on a calendar year basis, and (4) at the request of each Partner, to make an election under Internal Revenue Code 26 U.S.C.A. (S)754 to adjust the basis of Partnership property in the manner provided by the Internal Revenue Code 26 U.S.C.A. (S)(S)734 and 743. Any other elections must be approved by the Management Committee.

          (d) The Partnership shall endeavor to minimize its tax obligations by, without limitation, seeking (1) to obtain the maximum available property tax abatements, either full or partial, from the relevant taxing jurisdictions in connection with acquiring the Site and constructing and operating the Facility, and (2) to minimize applicable sales and use taxes in connection with the acquisition and use of the Site and the machinery and equipment of the Facility.

   9.6 Tax Matters Partner. (a) The Operator is designated "TMP" as defined in the Internal Revenue Code 26 U.S.C.A. (S)6231(a) (7). In the event the Operator is not a Partner, the Management Committee will designate a new TMP. In the event of any change in the TMP, the party serving as TMP for a given taxable year shall continue as TMP with respect to all matters concerning such year. The TMP and the Partners shall use their best efforts to comply with responsibilities outlined in this Section and in the Internal Revenue Code 26 U.S.C.A. (S)(S)6222 through 6233 and 6050K (including any Treasury Regulations promulgated thereunder) and in doing so shall incur no liability to any other party. Notwithstanding the TMP's obligation to use its best efforts in the fulfillment of its responsibilities, the TMP shall not be required to incur any expenses for the preparation for, or pursuance of, administrative or judicial proceedings, unless the Partners agree on a method for sharing such expenses.

          (b) The Partners shall furnish the TMP, within two weeks from the receipt of the TMP's request therefor, with such information (including information specified in the Internal Revenue Code 26 U.S.C.A. (S)(S)6230(e) and 6050K) as the TMP may reasonably request to permit it to provide the Internal Revenue Service with sufficient information for purposes of the Internal Revenue Code 26 U.S.C.A. (S)(S)6230(e) and 6050K.

          (c) The TMP shall not agree to any extension of the statute of limitations for making assessments on behalf of any Partner without first obtaining the written consent of the Partner. The TMP shall not bind any other Partner to a settlement agreement in tax audits without obtaining the written concurrence of such Partner.

          Any other Partner who enters into a settlement agreement with the Secretary of the Treasury with respect to the partnership items, as defined by the Internal Revenue Code 26 U.S.C.A. (S)6231(a) (3), shall notify the other Partners of such settlement agreement and its terms within thirty (30) days from the date of settlement.

          (d) If any Partner intends to file a notice of inconsistent treatment under the Internal Revenue Code 26 U.S.C.A. (S)6222(b), such Partner shall, prior to the filing of such notice, notify the TMP of such intent and the manner in which the Partner's intended treatment of a partnership item is (or may be) inconsistent with the treatment of that item by the Partnership. Within one week of receipt the TMP shall remit copies of such notification to the other Partners. If an inconsistency notice is filed solely because of a

Partner not having a Schedule K-1 in time for filing of its income tax return, the TMP need not be notified.

          (e) No Partner shall file a request pursuant to the Internal Revenue Code 26 U.S.C.A. (S)6227 for an administrative adjustment of partnership items for any Partnership taxable year without first notifying all other Partners. If all other Partners agree with the requested adjustment, the TMP shall file the request for administrative adjustment on behalf of the Partnership. If unanimous consent is not obtained within thirty (30) days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Partner, or the TMP, may file a request for administrative adjustment on its own behalf.

          (f) Any Partner intending to file a petition under the Internal Revenue Code 26 U.S.C.A. (S)(S)6226, 6228, or any other Internal Revenue Code section with respect to any Partnership item, or other tax matters involving the Partnership, shall notify the other Partners, prior to such filing, of the nature of the contemplated proceeding. In the case where the TMP is the party intending to file such petition, such notice shall be given within a reasonable time to allow the other Partners to participate in the choosing of the forum in which such petition will be filed. If the Partners do not agree on the appropriate forum, then the appropriate forum shall be decided by majority vote. Each Partner shall have a vote in accordance with its percentage interest in the Partnership for the year under audit. If a majority cannot agree, the TMP shall choose the forum. If a Partner intends to seek review of any court decision rendered as a result of such a proceeding, such Partner shall notify the other Partners prior to seeking such review.

                ARTICLE 10. TRANSFERS OF PARTNERSHIP INTERESTS

    10.1 General Prohibition. Except as provided in the remainder of this
Article 10 or Section 11.2(a) (ii) hereof no Partner shall sell, assign, transfer, pledge or in any other manner dispose of or encumber, whether voluntarily or by operation of law, all or any portion of its Partnership Interest or any other interest it may have in or under this

Agreement, without the prior written consent (and on such terms and conditions as may be contained therein) of the remaining Partners. The Partners agree that if any one of them makes a sale or assignment of its Partnership Interest under this Agreement (including an assignment under Section 10.3), such sale or assignment will be structured, if possible, so as not to cause a termination of this Partnership under the Internal Revenue Code 26 U.S.C.A. (S)708(1)(B).

    10.2 Right of First Refusal. At any time after the later to occur of three
(3) years following Start-Up or the date final repayment of the Financing is made by or on behalf of the Partnership, a Partner (the "Offeror") desiring to transfer its entire Partnership Interest (the "Offered Interest") shall so notify the remaining Partners (the "Offerees"), whereupon all the Partners shall confer to determine whether mutually acceptable terms and conditions for the purchase of the Offered Interest by the Offerees can be reached. If no such agreement is reached within sixty (60) days of such notice to the Offerees, then the Offeror may seek to locate a third party interested in acquiring the Offered Interest. The Offeror may then transfer the Offered Interest to such a third party (the "Third Party") only if it first gives the Offerees the option to purchase the same, upon the following terms and conditions:

         (a) The Offeror shall, by written notice sent to each of the Offerees, disclose all relevant terms of the proposed transfer of the Offered Interest to the Third Party (the "Offer") and offer to sell the Offered Interest to the Offerees at the price and according to the terms specified in the Offer. The Offeror shall also promptly provide such other information about the Offer, including a copy of the Offer, as the Offerees may reasonably require in order to evaluate the Offer.

         (b) The Offerees then shall have the option to acquire the entire Offered Interest by each electing to purchase such proportion of the Offered Interest as such Offeree's current Partnership Interest bears to the total Partnership Interests currently owned by all of the Offerees. Such purchase shall be based upon the price and terms set forth the Offer, and such election by each Offeree shall be made in writing within thirty (30) days after receipt of the Offer.

         (c) If any Offeree fails to elect to purchase its proportion of the Offered Interest as permitted in (b) above, such Offeree shall be deemed to have waived its right of first refusal thereunder and the Offeror shall promptly notify the remaining Offeree of such waiver, whereupon the remaining Offeree shall have an additional thirty (30) days in which to notify the Offeror in writing as to whether or not it will purchase all of the Offered Interest, based upon the price and terms set forth in the Offer.

         (d) If there is no purchase of the Offered Interest pursuant to subsection (b) or (c) above, as applicable, the Offeror shall, for a period of sixty (60) days following expiration of the last applicable purchase period therein, be free to sell the Offered Interest to the Third Party; provided that
(1) the selling price shall be not less than, and the remaining terms shall be not more favorable to the Third Party than, those set forth in the Offer, and
(2) the Third Party, prior to such purchase, agrees in writing to be bound by the terms and conditions of this Agreement and the Venture Participation Agreement.

    10.3 Assignment to Subsidiaries, Notwithstanding any contrary provision herein, a Partner may assign or otherwise transfer its entire Partnership Interest without the consent required by Section 10.1 or the right of first refusal required by Section 10.2 above if the assignment or transfer is to another Subsidiary of such Partner's Party or if it occurs by reason of the merger or consolidation of such Partner with another Subsidiary of such Partner's Party. The transferee or assignee Subsidiary or surviving Subsidiary shall be capitalized in a manner substantially equal to or better than the transferor or assignor Subsidiary or the non-surviving Subsidiary. Any assignee or transferee permitted by the foregoing shall be required, in addition to any other conditions stated in any such consent, to execute and deliver to the remaining Partners a written agreement whereby it assumes all rights and responsibilities of the assignor or transferor under this Agreement and such assignor or transferor (except where it ceases to exist due to a permitted merger or consolidation as aforesaid) shall remain fully liable and obligated for all of its responsibilities hereunder notwithstanding such assignment or transfer. Any assignment or other transfer in violation of the foregoing shall be void.

                              ARTICLE 11. DEFAULT

     11.1 Defined. Any one of the following events shall constitute a "default" by a Partner:

          (a) the failure by a Partner to timely make a required capital contribution, which failure is not completely cured within five (5) days of written notice thereof from any remaining Partner;

          (b) the breach by a Partner of any other material term or condition of this Agreement, followed by a failure by such Partner to cure such breach within fifteen (15) days of written notice thereof from any remaining Partner;

          (c) the making of an assignment by a Partner for the benefit of its creditors or the appointment of a receiver or trustee for all or a part of such Partner's property; and

          (d) the filing of a petition by or against a Partner for its reorganization or for an arrangement under any bankruptcy law or other law, provided that said Partner shall have sixty (60) days in which to discharge such proceedings if the same are involuntarily brought.

    11.2 Remedies of Non-Defaulting Partner(s). (a) In the event of a default by any Partner, the non-defaulting Partner(s) shall, upon notice to the defaulting Partner, have the following rights, exercisable pursuant to (b) below:

          (i) if such default is of a monetary nature, to cure the same by advancing the necessary funds, on a proportional basis among the non-defaulting Partners unless otherwise agreed by them, and to recover any such amounts advanced, plus liquidated damages in an amount equal to two (2) times the amount of the funds advanced, plus interest thereon at a rate equal to six percent (6%) over the prevailing prime rate of Chemical Bank. but not to exceed the maximum annual rate allowable at law, from all distributions otherwise payable to such defaulting Partner by the Partnership pursuant to Section 4.2;

          (ii) to require the defaulting Partner to sell its Partnership Interest to the non-defaulting Partner(s) within a period of ninety (90) days from such notice unless otherwise agreed by the Partners, for the fair market value of such Partnership Interest agreed to by the Partners within fifteen (15) days, or, in the event that the Partners fail to so agree, the fair market value for such Partnership Interest determined by a nationally recognized independent consulting firm selected by the non-defaulting Partners (the "Appraiser"). The Appraiser shall be given access to all information pertaining to the Partnership as it deems relevant to such determination of fair market value. Any amount owed by the defaulting Partner to the Partnership, plus liquidated damages in an amount equal to two (2) times such amount, plus the costs of the Appraiser, if any, shall be paid by the defaulting Partner to the Partnership upon closing of the sale and, at the option of the non-defaulting Partner(s), may be deducted from the sale price otherwise payable to the defaulting Partner hereunder; or

          (iii) to cause the Partnership to be dissolved pursuant to Article 12.

       (b) If there is more than one (1) non-defaulting Partner, said non-defaulting Partners shall try in good faith to agree upon selection of one of the remedies set forth in (a) above, if any, to be exercised following the defaulting Partner's default. Failing such an agreement, the selection of remedy by the non-defaulting Partners shall be made as follows:

          (i) if the Partnership Interests of the non-defaulting Partners are not the same, the non-defaulting Partner owning the greater Partnership Interest shall select the remedy, and

          (ii) if the Partnership Interests of the non-defaulting Partners are the same, the selection of remedy shall be controlled by the non-defaulting Partner selecting the remedy at (a)(i) above, but if neither such Partner selects (a)(i), then a selection of (a) (ii) shall control, but if neither such Partner selects (a) (ii), then a selection of (a) (iii) shall control.

In the event either of the remedies described in (a)(i) or (a) (ii) above is selected other than by agreement of both non-defaulting Partners, the non-defaulting Partner which does not control the selection may elect not to participate in either the cure (and related recovery) of the default pursuant to
(a)(i) or the purchase of the defaulting Partner's Partnership Interest pursuant to (a) (ii) (in which case such non-defaulting Partner shall not be entitled to participate in selection of the Appraiser referenced in (a) (ii)), as the case may be.

    11.3 Suspension of Rights-Upon Default. For so long as any Partner remains in default as specified in Section 11.1 above, such Partner's membership rights on the Management Committee shall be suspended and the applicable quorum and voting requirements set forth in this Agreement shall be deemed revised accordingly.

           ARTICLE 12. DISSOLUTION AND WINDING UP OF THE PARTNERSHIP

    12.1 Dissolution, The Partnership shall remain in full force and effect until expiration of the term stated in Section 2.5, unless sooner dissolved as follows:

          (a) as permitted by Section 11.2(a) (iii) above;

          (b) by written agreement of all Partners continuing to own Partnership Interests; or

          (c) upon termination of the Venture Participation Agreement pursuant to Section 9.2 thereof.

    12.2 Winding Up. Upon dissolution of the Partnership as provided in Section 12.1, the Partnership shall be wound up and liquidated, as rapidly as business circumstances permit, in accordance with the following:

         (a) The authority to wind up the Partnership's affairs and to supervise its liquidation shall be exercised jointly by the members of the Management Committee by majority vote (except that if any member(s) of the defaulting Partner(s) is disqualified from voting, the unanimous vote of the members of the non-defaulting Partner(s) shall be required), all being hereafter referred to collectively and singly as the "Liquidator".

         (b) The Liquidator shall ensure that an accounting is taken as soon as practicable of all property, assets and liabilities of the Partnership.

         (c) Upon demand by the Liquidator, each Partner shall pay to the Partnership all amounts owed by it to the Partnership together with any contributions required by law or this Agreement to be made by such Partner for the payment of liabilities (including any liability to restore a negative capital account balance under Section 3.6).

         (d) The assets and property of the Partnership, or the proceeds of any sale thereof, together with any amounts received by the Partnership pursuant to subsection (c) above. shall be applied by the Liquidator in the following order:

             (i) to discharge all debts and liabilities of the Partnership (including those arising under the Isobutane Supply Agreements, MTBE Off-Take Agreement, Plant Operating Agreement Project Services Agreement, Support Services Agreement, or for liabilities under environmental laws or regulations), other than those to Partners, the expenses of liquidation, and the establishment of any reserves necessary or advisable to meet all reasonably anticipated liabilities;

             (ii) to pay each Partner for obligations or liabilities than for capital and profits);

          (iii) to return to each Partner the amount of its capital contribution; and

          (iv) to divide any surplus or remaining assets among the Partners in proportion to their respective capital account balances, net of any amounts due the Partnership.

    12.3 Final Audit. The Partners shall, if at such time they determine such action shall be advisable and proper, employ a nationally recognized firm of certified public accountants to make a complete and final audit of the books, records and accounts of the Partnership as herein provided, and all final adjustments between the Partners shall be made on the basis of such certified audit. In the event the Partners disagree about a choice of certified public accountants, the audit shall be performed by the then current outside auditors of the Partnership and shall be accepted by the Partners.

                   ARTICLE 13. ALTERNATIVE DISPUTE RESOLUTION

    The Partners agree to be bound by the Alternative Dispute Resolution commitments set forth in Article 10 of the Venture Participation Agreement, as if each said Partner is a "Partner" for purposes thereof.

                              ARTICLE 14. SECRECY

    The Partners agree to be bound by the confidentiality, restricted disclosure and limited use commitments set forth in Article 7 of the Venture Participation Agreement as if each said Partner is a "Party" for purposes thereof.

                          ARTICLE 15. INDEMNIFICATION

    Unless otherwise provided for in the Venture Participation Agreement or in any agreement between such Partner and the Partnership, each Partner shall be required to indemnify, hold harmless and defend the other Partners and their Affiliates, as the case may be, with respect to any claims, liabilities, damages and losses resulting from its own gross negligence or willful misconduct. Additionally, each Partner shall indemnify, hold harmless and defend the other Partners and their Affiliates, as the case may be, with respect to liabilities for debt which are, by agreement of such Partner, to be borne severally by such Partner and not jointly by all the Partners or the Partnership, including any liabilities arising out of contracts between such Partner or its Affiliates and third parties. Except for the aforementioned situations where a Partner is required to indemnify, hold harmless and defend the others, unless otherwise unanimously agreed by the Partners, each Partner shall indemnify, hold harmless and defend the others and their Affiliates, as the case may be, in proportion to its Partnership Interest, from and against any and all claims, liabilities, damages and losses, including attorney's fees, imposed upon such other Partners and Affiliates and in any way arising out of or relating to the Partnership, including but not limited to those arising from any breach of contract by the Partnership, or any transactions contemplated by this Agreement or undertaken by the Partnership.

                           ARTICLE 16. MISCELLANEOUS

    16.1 Relationship, The relationship among the Partners shall be limited to the performance of the transactions contemplated by this Agreement and the Venture Participation Agreement in accordance with the terms of such agreement(s). The relationship set forth in this Agreement shall be construed and deemed to be a partnership under the laws of the State of Texas created for the sole purpose of carrying out the transactions contemplated hereby and in the Venture Participation Agreement. Nothing herein shall be construed to authorize any Partner to act as general agent of or for the other Partners.

    16.2 Rights in Partnership Property. All assets and property of the Partnership shall be held in the name of the Partnership. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be owned by the Partnership as an entity.

    16.3 Entire Agreement. This Agreement along with the Venture Participation Agreement, shall constitute the entire agreement among the Partners with respect to the subject matter hereof, and shall supersede all prior agreements or understandings among the Partners with respect thereto and no amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by ail Partners. In the event of any inconsistency between the provisions of the Venture Participation Agreement or this Agreement, the provisions of the Venture Participation Agreement shall control.

    16.4 Notices. All notices, requests, demands, directions and other communications provided for herein shall be in writing and shall be delivered in person or sent by overnight courier or certified or registered mail, postage prepaid, to the applicable Partner or Partners at the addresses indicated below:

(a) Sun Partner:

for personal delivery:                   for mail:

Sun BEF, Inc.                            Sun BEF, Inc.
1801 Market Street                       1801 Market Street
Philadelphia, PA 19103                   Philadelphia, PA 19103
Attn: President                          Attn: President
Telex: RCA 244941
Facsimile: (215) 246-8354

With Copy to: Law Department
Facsimile: (215) 977-6878


(b) LEC Partner:

for personal delivery:                   for mail:

Liquid Energy Fuels Corporation          Liquid Energy Fuels Corporation
2001 Timberloch Place                    P.O. Box 4000
The Woodlands, TX 77380                  The Woodlands, TX 77387
Attn: Sr. Vice President                 Attn: Sr. Vice President
Telex: 775889 MEDCWDLS
Facsimile: (713) 377-6195

(c) Enterprise Partner:

for personal delivery:                   for mail:

Enterprise Products Company              Enterprise Products Company
2727 North Loop West                     P. 0. Box 4324
Houston, TX 77210                        Houston, TX 77210
Attn: President                          Attn: President
Telex: 3734597
Facsimile: (713) 880-6570

or at such other address as shall be designated by any Partner in a written notice to the remaining Partners complying with the terms of this Section 16.4. Notices shall be deemed to have been given upon receipt or refusal of receipt.

    16.5 Waiver. The failure of any Partner to enforce any right or provision hereof shall not be considered a waiver by such Partner of its right to enforce such right or provision in the future.

    16.6 LAWS THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. IN IMPLEMENTING THIS AGREEMENT AND IN CARRYING ON THE BUSINESS OF THE PARTNERSHIP, THE PARTNERS SHALL COMPLY WITH ALL APPLICABLE LAWS, RULES AND REGULATIONS, AND NO PROVISION(S) OF THIS AGREEMENT SHALL BE CONSTRUED TO PROVIDE OTHERWISE.

    16.7 Severablity. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

    16.8 Survival. The following provisions shall survive any termination of this Agreement: Section 5.14 and Articles 12, 13, 14, 15 and 16.

    16.9 Captions. Captions contained in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

    16.10 Construction. Terms stated in the masculine gender shall be construed, as appropriate in context, as applying to the neuter gender, and vice versa, and terms stated in either such gender shall be construed, as appropriate in context, as applying to the feminine gender. Terms stated in the singular shall be construed, as appropriate in context, as the plural, and vice versa.

    16.11 Counterparts. This Agreement may be executed in several separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

    16.12 Binding Effect This Agreement shall be binding upon and inure to the benefit of the Partners and their permitted successors and assigns, but shall not otherwise inure to the benefit of any other third party.

    IN WITNESS WHEREOF, the Partners hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

                                        SUN BEF, INC.

                                        By: /s/ John A. Ruddy, Jr.
                                           -------------------------------
                                        Name Printed: John A. Ruddy, Jr.
                                                     ---------------------
                                        Title: Vice President
                                              ----------------------------


                                        ENTERPRISE PRODUCTS COMPANY

                                        By: /s/ Charles J. Roth
                                           -------------------------------
                                        Name Printed: Charles J. Roth
                                                     ---------------------
                                        Title: Executive Vice President
                                              ----------------------------

                                        LIQUID ENERGY FUELS CORPORATION

                                        By: /s/ Carl E. Springer
                                           -------------------------------
                                        Name Printed: Carl E. Springer
                                                     ---------------------
                                        Title: Senior Vice President
                                              ----------------------------